LICENSE AND RESEARCH FUNDING AGREEMENT

This License Agreement is entered into as of this 14th day of December, 2016, by and between BioLabMart Inc., a company formed under the laws of the State of Wyoming, USA, having a place of business at 1900 Purdy Avenue, #1907, Miami Beach, Florida, 33139, (the “Company”) and Ariel University R&D Co., Ltd., a wholly owned subsidiary of Ariel University of Samaria (”AU”)  having a place of business at Ariel University, Ariel, Israel 40700, (“Ariel”). Ariel and the Company shall each be referred to in this Agreement as a "Party" and together as the "Parties".

WHEREAS, In the course of research performed at AU, Prof. Danny Baranes has developed certain technology relating to coral based and non-coral based conditioned medium for tissue regeneration and repair as further described in a patent application which will be attached to the agreement within 90 days of the Effective Dateas  Exhibit A ; and

WHEREAS, the Company wishes to receive the License, as defined below from Ariel and in order to secure receipt of such License, agrees to fund further research at AU relating to such technology; and

WHEREAS, Ariel is willing to grant the Company the License, per the terms of this Agreement, to allow it to develop and commercialize Products (as defined herein);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Affiliate” shall mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the foregoing, control shall be deemed to exist when a person, organization or entity (i) owns or directly controls more than fifty percent (more than 50%) of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint the majority of the members of the governing body of the other organization or entity.

 "Ariel Know-how" shall mean (i) certain Know-how relating to coral based and non-coral based conditioned medium for tissue regeneration and repair, including but not limited to the described know-how in the Ariel Patents, that existed prior to the Effective Date, as identified in Exhibit B, (ii) the Research and Research Results, and (iii) the Consultation Services and Consultation Results.
Exhibit B may be updated from time to time to reflect additional Ariel Know-how transferred to the Company during the term of this Agreement.

"Ariel Patents" shall mean: (i) the patent applications described in Exhibit A which will be attached within 3 months of the Effective Date, (ii) all current and future patent applications based on the Ariel Know How, (iii) all divisional, continuation and continuation-in-part applications of the foregoing applications, (iv) all patents issuing from any of the foregoing applications, and (v) all reissues, reexaminations, extensions and restorations of any of the foregoing patents. (vi) all patent applications that claim, and only to the extent that they so claim, the Research Results that are filed as a result of the performance of the Research (vii) all patent applications that claim, and only to the extent that they so claim the Consultation Results that are filed as a result of the performance of the Consultation Services

"Ariel Technology" shall mean the Ariel Patents and the Ariel Know-how.

“AU Team” shall mean the Principal Investigator and R&D Manager and those AU researchers, other faculty member, students or employees of AU, performing the Research at AU under the Principal Investigator’s supervision.

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

"Calendar Year" shall mean successive one year periods beginning on January 1 and ending on December 31. for so long as this Agreement is in effect.

"Capital Equipment" shall mean any non-disposable equipment.

"Consultation Results" shall mean any and all Know-how relating to the Ariel Technology that is developed or made by the AU Team.

"Consultation Services" shall mean any research activities or services (including consulting services) relating to the Ariel Technology, other than the Research, that are undertaken for the Company, its Affiliates or its Sublicensees by the AU Team during any period that all AU Team members are employed by AU and/or Ariel (including without limitation, part-time employment, Sabbaticals and leave of absence, and Professor Emeritus status) and during a period of one year thereafter, whether such activities  or services are undertaken as an independent contractor or as an employee of the Company.

“Development and Commercialization Plan” shall mean the plan for the development and commercialization of the Products for use attached hereto as Exhibit C, as such plan may be amended from time to time pursuant to Section 6.2.

"Development Milestones" shall mean the development milestones specified in the Development and Commercialization Plan attached hereto as Exhibit C.

"Effective Date” shall mean the date of signing by signees of this Agreement, provided the payment to Ariel of the Research Funds (as defined in section 2.2) is made in full per the terms of section 2.2 below.

“Exit Event” shall mean any of the following (of the Company or of any Affiliate ): (i) a firmly underwritten public offering of the Company’s shares pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to a prospectus under the Israel Securities Law 1968, or equivalent laws of another jurisdiction, including any sale of affiliate shareholders of the Company through such registration or registration of shares that may be tradable in the future, resulting in the receipt of proceeds by the Company or Affiliate  or any of their shareholders at a valuation of at least $25 million  ; (ii) a consolidation, merger or reorganization of the Company with or into, any other entity or person, other than a merger in which shareholders of the Company immediately prior to the transaction, hold in the aggregate, more than 50% of the securities or assets of the surviving company on a fully diluted basis; (iii) a sale of all or substantially all of the shares of the Company and/or the assets of the Company, to persons who were not shareholders of the Company; (iv) any transaction in which shareholders of the Company entered into a transaction, immediate or future, for the sale of more than 50 % of the outstanding share capital of the Company or (v) any transaction where the Parties shall mutually agree that such transaction shall be declared an Exit Event.

“First Commercial Sale” shall mean the first commercial sale of a Product by the Company, an Affiliate of the Company, or a Sublicensee to an unaffiliated third party.  Sales for purposes of testing the Product and samples purposes shall not be deemed First Commercial Sale.

"Know-how" will mean any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

"License" shall mean the license defined in section 5.1 below.

"Major Markets" shall mean the United States.

 “Net Sales” shall mean the gross amount invoiced and collected by or on behalf of the Company, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales of Products (whether made before or after the First Commercial Sale of the Product), less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c)   to the extent separately stated in the invoices, all taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by the Invoicing Entity; (d) 50% of any commissions paid to third parties for generation of sales, provided that the royalty payable to Ariel shall not, in any event, be reduced to less than 50% of the royalty rates specified in Section 7.1 (all agreements and documents relating thereto shall be provided to Ariel); (e) to the extent separately stated in the invoices, reasonable freight, insurance and handling charges, and (f) any government mandated rebates, if any, provided that:

(i) In any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the higher of (i) the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and (ii) the actual transfer price; and
(ii) In the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length between an Invoicing Entity and a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business as reasonably determined by the Company ; and

(iii) Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity  for resale by such  Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on Net Sales invoiced by such Affiliate on resale.

 “Patent Challenge” shall mean any action before any patent office, court or other tribunal or agency, challenging the validity, patentability, enforceability and/or scope of any of the Ariel Patents (including without limitation through an interference or reexamination procedures).

 “Principal Investigator” shall mean Prof.  Danny Baranes or a mutually agreed replacement.

“Product(s)” will mean any products based on and/or incorporating coral based  conditioned medium for tissue regeneration and/or repair, resulting directly or indirectly from the Research, the Research Financing or the Ariel Technology

“R&D Manager” shall mean Dr. Liat Hammer or a mutually agreed replacement.

“Research” shall mean the research actually conducted during the Research Period by the AU Team under the terms of this Agreement in accordance with the Research Plan.

"Research Financing" shall have the meaning ascribed to it in section 2.2.

“Research Funds” shall have the meaning ascribed to it in section 2.2.

“Research Milestone” shall mean certain milestones agreed upon by the parties as specified in the Research Plan.

“Research Plan” shall mean the research plan which will be attached within 14 days of the Effective Date as Exhibit D as may be amended from time to time by the mutual written agreement of the parties, which sets forth the research to be undertaken by the AU Team under the direction of the Principal Investigator and R&D Manager during the Research Period.

“Research Results” shall mean any and all Know-how discovered, generated, or obtained by, or on behalf of, members of the AU Team alone or together with one or more employees or consultants of the Company, in the course of the performance of the Research.

“Research Period” shall mean a period of 12 months   commencing upon the Effective Date, provided the  payment of the Research Funds to Ariel was effected and such additional periods for which the Company has provided payments of additional funding

"Sublicense” shall mean any right granted, license given, or agreement entered into, by the Company to or with any other person or entity, including an Affiliate of the Company, under or with respect to or permitting any use of the Ariel Technology or any part thereof or otherwise permitting the development, manufacture, marketing, distribution and/or sale of the Products, and any option to obtain or enter into such right, license, agreement or permission (regardless of the title given to such grant of rights), per the terms of this Agreement. For purposes of clarity, an agent or distributor who will be entitled to market, distribute and sell Products without the right of development and/or manufacture will not be considered a Sublicensee.

"Sublicensee” shall mean any person or entity granted a Sublicense.

"Sublicense Agreement" shall have the meaning set forth in Section 5.2.2.

“Sublicense Receipts” shall mean any payments or other consideration that the Company and its Affiliates receive, with the exception of royalties based on Net Sales, in connection with a Sublicense, including without limitation license fees, license option fees, milestone payments, license maintenance fees, and equity, provided that in the event that the Company receives non-monetary consideration in connection with a Sublicense, or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, "Sublicense Receipts" shall not include equity investments in the Company or its Affiliates to the extent made at fair market value (if the investment exceeds the fair market value, only the excess amount will be treated as “Sublicense Receipts”). For the purpose of the foregoing, the "fair market value" of an entity's equity securities shall be determined as follows: (i) if the shares of the relevant entity are not traded on a stock exchange or over the counter market, the value of such equity securities as determined in good faith by the Company's Board of Directors, having regard to the value most recently paid by a third party for shares of such entity, and  (ii) if the shares of the relevant entity are traded on a stock exchange or over the counter, the average closing price of such shares on the fifteen (15) trading days prior to the closing of the equity transaction. The term "Sublicense Receipts" shall not include funds that are designated for research and development of Products in accordance with the Sublicense agreement and that are actually expended on research and development of Products in accordance with a written development plan and budget as evidences in the Company's written records.

"Valid Claim" shall mean a claim of a patent application or unexpired issued patent included in the Ariel Patents so long as such claim shall not have been held permanently revoked, unenforceable or invalid in a final court judgment or patent office decision that has not been appealed within the time allowed by law for an appeal, or from which there is no further appeal.

2.         Research.

2.1.  Performance.

    2.1.1.Ariel shall cause AU, under the direction of the Principal Investigator and R&D Manager, to use reasonable efforts to perform the Research in accordance with the Research Plan; however, Ariel and AU make no warranties regarding the achievement of any particular results including the Research Milestones. Ariel shall cause AU  to provide the Principal Investigator adequate resources to conduct the research activity such as lab space, usage in the existing department resources including research equipment, microscopes, software licenses.
2.1.2. The Research will be directed and supervised by the Principal Investigator and R&D Manager, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases to supervise the Research for any reason, and the R&D Manager cannot fulfill the Principal Investigator's responsibilities, Ariel will so notify the Company, and Ariel shall endeavor to find among the scientists at AU, a scientist or scientists acceptable to the Company to continue the supervision of the Research in place of the Principal Investigator.  If Ariel is unable to find such a scientist or scientists acceptable to the Company, within sixty (60) business days after such notice to the Company, the Company shall have the option to terminate the funding of the Research.  The Company shall promptly advise Ariel in writing if the Company so elects.  Such termination of funding shall terminate Ariel’s and AU’s obligations pursuant to Section 2.1.1 above with respect to the Research, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement.  Nothing contained in this Section 2.1.2, shall be deemed to impose an obligation on Ariel or AU to successfully find a replacement for the Principal Investigator, as opposed to the obligation to endeavor to do so. In such termination of funding Ariel will return to the Company the remaining unused and unobligated  Research Funds.

2.2.         Funding of Research.  The Company shall fund the Research during the Research Period in the total amount of $100,000 (one hundred thousand USD) 'which will be exempt from additional VAT surcharge provided that the money is transferred directly from the USA to Ariel’s Israeli bank account ("Research Funds"), which shall be paid to Ariel upon the Effective Date ("Research Financing") and be utilized per the Research Plan.

2.3         Research Milestones. In the event that a specific Research Milestone is not met, the Company will have the right upon 30 business days prior written notice to Ariel, to terminate this Agreement in its entirety.

2.4         Research Extension Option. The Company has an option to extend the Research Financing  for additional Research Periods or set new or additional annual Research Financing  periods (the Research Extension), in accordance to similar terms and condition as the initial Research Funding. Ariel will use its best efforts within AU policy to enable the Research Extension, but cannot guarantee the availability of specific researchers or laboratories.

2.5         Capital Equipment. All Capital Equipment purchased by Ariel with the Research Funds shall be the sole property of Ariel, and shall be used under the direction of the Principal Investigator.

2.7  Ariel will provide car access permit for one Company employee.

3.         Title.

3.1              Ariel Technology.  Subject to Section 3.2, as between the Parties, all rights, title and interest in and to the Ariel Technology are and shall be owned solely and exclusively by Ariel, subject to the terms of this Agreement.

3.2              Title Transfer.   Upon the completion of any of the following triggering events, Ariel will transfer to the Company, as determined by the Company in its sole and absolute discretion,  either the Ariel Technology or any required parts of the Ariel Technology, free of charge. Such transfer shall not derogate from the rights of Ariel per the terms of this Agreement, including all Ariel financial rights, such as royalty payments, sublicense payments and considerations of any kind, that shall remain in full force and effect.

Said  triggering events shall mean the earliest to occur of any of the following  ( a (‘Title transfer”) :

(i)	an accumulative equity investment of at least US $40M in the Company, as of the Effective date;
(ii)	a successful Phase II FDAtrial of a Product;
(iii)
an acquisition of the Company by a third party (more than 45% of the outstanding share capital of the Company), in a bona fide transaction and  at a valuation that is not less than US$ 100 million and  the assumption of this Agreement by the purchasing entity.

(iv)	The written consent of Ariel.

4.           Patent Filing, Prosecution and Maintenance.

4.1           Filing and Prosecution. Ariel shall be responsible for the preparation, filing, prosecution, protection and maintenance of the Ariel Patents, using independent patent counsel selected by Ariel who shall be reasonably acceptable to the Company. Ariel shall consult with the Company as to the preparation, filing, prosecution, protection and maintenance of the Ariel Patents reasonably prior to any deadline or action with respect to any material decision in the U.S. Patent & Trademark Office or any other patent office and shall take into consideration the Company's opinion and position with respect thereto. Ariel shall deliver copies to the Company of all correspondence with the patent counsel and shall instruct the patent counsel to do the same.

4.2.           Expenses.  Subject to Section 4.3 below, every action done by Ariel in regards to patents that will cause financial expense to the Company, subject to this clause, will be done in consultation with the Company, provided that activities causing expenses in excess of $1,000 will require the Company’s pre-approval. The Company shall reimburse Ariel for all documented patent-related expenses, incurred by Ariel pursuant to this Section 4 within thirty (30) business days after Ariel invoices the Company. Ariel will charge the company only for third party costs. In the event that the Company fails to reimburse Ariel for any expense relating to an Ariel Patent  when such payment is due, then in addition to any remedy that may be available to Ariel pursuant to this Agreement or the applicable law, Ariel shall be entitled to immediately discontinue the filing, prosecution, and maintenance of the relevant Ariel Patent, withoutnotice to the Company.

4.3.           Abandonment.

4.3.1 Subject to the provisions of this Section 4.3.1, the Company may elect not to pay for, or to cease paying for the filing, prosecution or maintenance of any of the Ariel Patents (an “Abandoned Patent Right”) in any country other than a Major Market (an “Abandoned Country”). The Company shall provide Ariel with a 60 day prior written notice of such election, specifying the relevant Abandoned Patent Right and Abandoned Country (an "Abandonment Notice").  Upon receipt of such Abandonment Notice by Ariel, and only upon receipt thereof, the Company shall be released from its obligations to reimburse Ariel for the expenses incurred thereafter in such Abandoned Country with respect to such Abandoned Patent Right.  In such event Ariel shall be entitled, but not obliged, to continue the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Right in the Abandoned Country at its own expense,

4.3.2 The Company may not elect not to pay for, or to cease paying for, the Ariel Patents in a Major Market. In the event that the Company fails to meet its obligations pursuant to Section 4.2 with respect to a Major Market, such failure shall constitute a material breach of the Company's obligations pursuant to this Agreement, and Ariel shall be entitled to terminate this Agreement inaccordance with the provisions of Section 13.3.2.

4.4 No Warranty. Nothing contained herein shall be deemed to be a warranty by Ariel that any patent application included in the Ariel Patent will result in an issued patent, or that any patent application or issued patent that is or may be included in the Ariel Patents will be valid or of any value or will afford adequate or commercially worthwhile protection.

5.           License Grant.

5.1.	License.

Subject to the terms and conditions set forth in this Agreement, Ariel hereby grants to the Company and/or its Affiliates an exclusive, worldwide, royalty-bearing license, under Ariel's rights in the Ariel Technology for the sole purpose of developing, manufacturing, using, offering for sale and selling the Products ("the License"). For purposes of this Section 5.1, the term “exclusive” means that Ariel shall not grant any licenses or rights to any third party or to exercise any such rights itself, subject, however, to the right of Ariel, AU, their employees, students and other researchers at AU and at collaborating research institutions to practice the Ariel Technology (i) for purposes of academic research and instruction, and (ii) for the purpose of conducting the Research, and (iii) the terms agreed herein, including section 4.3 above.

5.2           Sublicense.

5.2.1.           Sublicense Grant.  The Company and its Affiliates shall be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Such Sublicenses shall only be made for cash consideration and in bona-fide arm’s length transactions. Ariel will be presented with a redacted Sublicense agreement by the Company for approval, If Ariel will approve or not comment upon the redacted Sublicense agreement within 30 business  days from receipt, the redacted Sublicense agreement will be deemed  approved and the Company will be able to enter into  subliscense deals based on the redacted Sublicense agreement. Every material change to the  redacted Sublicense agreement by the Company will require a similar procedure with Ariel, without derogating from any other requirements stated herein.

5.2.2.           Sublicense Agreements.  Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement (each, a "Sublicense Agreement"). Each such sublicense agreement shall contain, among other things, provisions to the following effect:

5.2.2.1. All provisions necessary to ensure the Company’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 4.3, 6.1, 8.4, 8.5, 12 and 13.;

5.2.2.2.  In the event of termination of the License when a Title Transfer according to Section 3.2 was not executed, any existing Sublicense shall terminate; provided, however, that, Ariel shall be entitled, but not obliged,  at the request of the Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in a Sublicense Agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ariel which are not included in this Agreement;

5.2.2.3.             The Sublicensee shall not be entitled to sublicense its rights under such Sublicense Agreement , provided that a Sublicensee that is an Affiliate of the Company may grant one further Sublicense of its rights; and

5.2.2.4. The Sublicense Agreement may not be assigned by Sublicensee to any party other than an Affiliate of the Sublicensee or the Company  without the prior written consent of Ariel; and

5.2.2.5   Ariel shall have the right to receive all documents and information required by it to assure the Sublicense Agreement is in compliance to the terms of this Agreement, including any relevant correspondence between sublicensor and Company.

5.2.3.           Delivery of Sublicense Agreement.  The Company shall furnish Ariel with a fully executed copy of each Sublicense Agreement and  any amendment thereto, promptly after its execution.  Ariel shall keep any such copies of Sublicense Agreements in its confidential files and shall use them solely for the purpose of monitoring the Company's and Sublicensees’ compliance with their obligations and enforcing Ariel’s rights under this Agreement.

5.2.4.           Breach by Sublicensee. Any breach of the terms of this Agreement by a Sublicensee, including any act or omission by a Sublicensee which would have constituted a breach of this Agreement had it been an act or omission by the Company, shall constitute a breach of this Agreement by the Company.

5.3           No Other Grant of Rights.  Nothing in this Agreement shall be construed as the grant of any right or license, express or implied, in or to any patent right, Know-how or other intellectual property right owned or controlled by Ariel, other than regarding the Ariel Technology as stated herein. Other than as specifically set forth in Section 5, the Company and its Sublicensees shall not have, and shall not be entitled to grant, directly or indirectly, to any person or entity, any right of whatever nature under, or with respect to, or permitting any use or exploitation of the Ariel Technology. Without in any way limiting the generality of the foregoing, the Company and Sublicensees shall not have any right under the Ariel Technology to develop, manufacture, market or sell products or services other than the Products.

5.4           Agents, Distributors and Subcontractors. The Company shall have the right to appoint agents and/or distributors to market, sell or otherwise dispose of the Products, and subcontract the development, manufacture or packaging of the Products, but which shall not constitute a Sublicense.

6.           Development and Commercialization.

6.1.           Diligence.  The Company shall use its best efforts, including funding consistent therewith, and/or shall cause its Affiliates or Sublicensees to use their best efforts, including funding consistent therewith: (i) to develop Products in accordance with the Commercialization and Development Plan during the periods and within the timetable specified therein, (ii) to introduce Products into the commercial market and (iii) to market Products following such introduction into the market. Without limiting the foregoing, the Company, by itself or through its Affiliates or Sublicensees, shall meet each of the Development Milestones within the time periods set forth in Exhibit C.

6.2.          Amendments to the Commercialization and Development Plan. The Company shall be entitled, from time to time, to make such adjustments to the Development and Commercialization Plan, as the Company believes are needed in order to improve the Company’s ability to meet the Development Milestones. The Company shall notify Ariel promptly regarding material changes to the Commercialization and Development Plan. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company shall not be entitled to change the Development Milestones or the time frames for achieving the Development Milestones without Ariel's prior written consent.

6.3.          Review Meetings.  The Principal Investigator, a Company representative and an Ariel representative shall meet no less than once every six (6) months during the term of this Agreement commencing with the Effective Date and ending upon the First Commercial Sale, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the Development and Commercialization Plan and the progress being made in any other research and development activities conducted by the Company, its Affiliates and Sublicensees relating to Products, (ii) to review and agree upon any necessary or desired revisions to the then current Development and Commercialization Plan, (iii) to review the progress being made towards fulfilling the Development Milestones and (iv) to discuss intended efforts for fulfilling such milestones.

6.4.           Progress Reports.  Within sixty (60) business days after the end of each Calendar Year, commencing with year ended 2017, the Company shall furnish Ariel with a written report on the progress of itself, its Affiliates’ and Sublicensees’ efforts during the prior year to develop and commercialize Products, including without limitation research and development efforts, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

6.5.           Failure.  If the Company breaches any of its obligations pursuant to Section 6.1 (i), Ariel shall notify the Company in writing of the Company’s failure and shall allow the Company ninety (90) business days to cure its failure. The Company failure to cure such failure to Ariel’s reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement and Ariel shall have the right to terminate this Agreement forthwith.

7.           Consideration for Grant of License

In consideration for the rights and licenses granted to the Company pursuant to this Agreement, the Company shall pay to Ariel the following consideration:

7.1           Royalty Payments.

         7.1.1. The Company will pay Ariel a royalty of 4% on worldwide Net Sales of Products by the Company, its Affiliates and Sublicensees.

      7.1.2.Royalty Reduction. In the event that a Product is not covered by at least one Valid Claim in a country in which such Product is sold by the Company and/or its Affiliate and Sublicensees during the Royalty Period (as defined in Section 7.1.6 below), then the royalty payable to Ariel for sales of such Product in such country shall be reduced to 75% of the royalty set forth in Section 7.1.1, provided however, that (a) in the event that a particular Product is or was covered by a Valid Claim in the country in which such Product was manufactured at the time of such manufacture, the full royalty rate set forth in Section 7.1.1 shall be payable for Net Sales of such Product wherever it is subsequently sold by the Company or its Affiliates and Sublicensees; and (b) for so long as such Product is covered by a Valid Claim in the United States, the full royalty rate set forth in Section 7.1.1, shall be payable for Net Sales of such Product by the Company and/or its Affiliates and/or Sublicensees throughout the world, without any reduction.

7.1.5.     Increased Royalty Rates upon a Patent Challenge.

7.1.5.1. In the event that the Company, and/or any Affiliate  brings a Patent Challenge or assists a third party in any Patent Challenge, the Royalty Rates payable to Ariel under Section 7.1.1 shall be doubled  during the pendency period of the Patent Challenge. Moreover, should such Patent Challenge be rejected or dismissed, the Royalty Rates payable to Ariel by the Company and/or its Affiliates and/or its Sublicenses shall be tripled.

7.1.5.2. In the event that the Company, and/or an Affiliate brings a Patent Challenge or assists a third party in bringing a Patent Challenge, the Company agrees to pay directly to Ariel all royalties due under this Agreement during the pendency period of the Patent Challenge. For the sake of clarity, the Company shall not pay such amounts into any escrow or other account.

7.1.6.  Royalty Period. The royalty set forth in Section 7.1 will be payable during a period which shall commence on the Effective Date and shall continue on a country-by-country, Product-by- Product basis, for the longer of: (a) fifteen (15) years from the date of the First Commercial Sale of such Product in such country; and (b) until the last to expire of the Ariel Patents in such country (the "Royalty Period"). Royalties shall be payable even if received after the Royalty Period, if the Net Sales were generated within the Royalty Period.

7.2   Sublicense Receipts.

7.2.1 Sublicense Receipts. The Company shall pay Ariel 15% of all Sublicense Receipts

                 7.3. Warrants

Upon the first Exit Event (of the Company or of any Affiliate commercializing the Products) the Company will issue a warrant which may be immediately exercisable. The number of shares that the warrant is exercisable into would be 4% of (a) the issued and outstanding shares of the Company when the warrant is issued or (b) in the event the warrant may not be exercised immediately, when the warrant becomes exercisable (and then based on the issued and outstanding shares at such time as the warrant may be exercised).

The warrant or the shares exercised pursuant to it, shall be dilutable after the occurrence of an Exit Event or the issuance of the warrants, the later of the two. The warrant shall not be limited in time. In the event the Company shall register its shares in any recognized stock exchange, it shall be replaced with a warrant that is compatible to the requirements of such stock exchange. The Company undertakes to register all shares received by Ariel per the exercise of the warrant, upon request of Ariel and at no cost to Ariel, as part of any company registration statement or as a demand registration of Ariel.  Ariel shall only be entitled to one (1) demand registration. The Company shall have up to six (6) months to comply with the demand registration so as to allow it to include other selling shareholders or to deal with market conditions prevailing. The warrant and the rights therein may be freely transferable and/or assigned by Ariel.

     7.4. Milestone Payments

In addition to the other payments, the Company will pay Ariel upon the occurrence of the following milestone events, additional payments:

 (i) Upon successful clinical FDA Phase II completion - $130,000, and

(ii) Upon successful clinical FDA Phase III completion $390,000

The milestone payments will be due within 6 months of completion of the milestone.

                 7.5. Company Management

Ariel will be entitled to appoint one non-voting observer to all board meetings of the Company, to observe matters that relate to this Agreement, during the term of this Agreement or until a Title Transfer occurs, whichever occurs earliest.

    7.5.2  Ariel Employees     Ariel represents that it has no objection to allowing the Principal Investigator and R&D Manager to hold formal positions in the Company and receive financial and/or equity options compensation.

8.           Reports; Payments; Records.

8.1           Regulatory Approval and First Commercial Sale.

8.1.1 Regulatory Approval. The Company shall notify Ariel in writing immediately upon the receipt of Regulatory Approval for a Product, specifying its date, the country in which such Regulatory Approval was obtained and the type of Product in respect of which such Regulatory Approval was obtained.

8.1.2           First Commercial Sale.  The Company shall inform Ariel in writing of the date of First Commercial Sale with respect to each Product in each country, as soon as practicable after the making of each such First Commercial Sale and shall describe such Product.

8.2.           Reports and Payments.

         8.2.1           Reports on Net Sales.  Within thirty (30) business days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, the Company shall deliver to Ariel separate reports on Net Sales by the Company and its Affiliates on the one hand, and Sublicensees other than Affiliates, on the other hand, containing the following information:

8.2.1.1.                      For Net Sales by the Company, its Affiliates and Sublicensees, the Company shall provide the following information for each Invoicing Entity:

(a)           the number of units of Products sold by the Company and each of its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and country of sale;

(b)           the gross amount invoiced for Products sold by the Company, its Affiliates and Sublicensees during the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and indicating the currency of payment;

(c)           a calculation of Net Sales of the Company, its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity, and including an itemized listing of applicable deductions;

(d)           the total royalty payable to Ariel in accordance with Section 7.1 on Net Sales of the Company, its Affiliates and Sublicensees for the applicable Calendar Quarter, together with the exchange rates used for conversion. If no amounts are due to Ariel for Net Sales by the Company, its Affiliates and Sublicensees in any Calendar Quarter, the report shall so state.

         8.2.2 Other Reports. In addition to the reports delivered pursuant to Section 8.2.1, the Company shall notify Ariel in writing within seven (7) days of the occurrence of any of the following events:

(i)	Receipt of any Sublicense Receipts; such notice shall include an explanation for the basis of such Sublicense Receipts;

         8.2.3.Payment of Royalty for Net Sales by the Company, its Affiliates and Sublicensees.  Within thirty (30) business days of the end of each Calendar Quarter, the Company shall remit to Ariel all royalties due pursuant to Section 7.1 for the applicable Calendar Quarter.

         8.2.4. Payment for Sublicense Receipts. The Company shall remit to Ariel all amounts due with respect to Sublicense Receipts within thirty (30) of the receipt of such Sublicense Receipts by the Company or its Affiliates.

8.3.  Payment Currency.  All payments due under this Agreement shall be payable in United States dollars, except in the event of Net Sales and Sublicense Receipts which are invoiced or billed in New Israel Shekels, British pounds sterling, or in Euro, with respect to which payments to Ariel will be made in New Israel Shekels, British pounds sterling, or in Euro as the case may be.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter.  Such payments shall be without deduction of exchange, collection, or other charges.

                 8.3.1  Currency Transfer Restrictions. If in any country the payment of transfer of Royalties on Net Sales is prohibited by law or regulation, the Company shall pay such payment and Ariel shall assign the Company the rights to receive the payment so blocked, if lawfully allowed
8.4.   Records.  The Company shall maintain, and shall cause its Affiliates (who make, use, offer to sell, sell or import Products) and Sublicensees to maintain, complete and accurate records of Products that are made, used, marketed, offered for sale or sold under this Agreement, any amounts payable to Ariel in relation to such Products and all Sublicense Receipts received by the Company and its Affiliates, which records shall contain sufficient information to permit Ariel to confirm the accuracy of any reports or notifications delivered to Ariel under Section 8.2.  The Company shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Ariel shall have the right, at its expense, to cause an independent, certified public accountant to inspect and audit such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  Such accountant need not disclose to Ariel any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 8.4 reveals an underpayment in excess of ten percent (10%) in any Calendar Year, the audited party shall bear the full cost of such reasonable audit fees.  Ariel may exercise its rights under this Section 8.4 only once every year per audited party and only with reasonable prior notice to the audited party.  The Company shall cause its Affiliates and Sublicensees to fully comply with the terms of this Section 8.4 as a direct undertaking to Ariel.

8.5.           Audited Report.  The Company shall furnish Ariel, and shall cause its Affiliates (who make, use, market, offer for sale or sell Products) and Sublicensees to furnish Ariel, within ninety (90) days after the end of each Calendar Year, commencing at the end of the Calendar Year of the First Commercial Sale, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Ariel pursuant to this Agreement in respect to the previous Calendar Year and containing the same details as those specified in Section 8.2 above in respect to the previous Calendar Year.

8.6.           Late Payments.  Any payments to be made under this Agreement that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to an annual three percent (3%) above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

8.7.           Payment Method.  Each payment due to Ariel under this Agreement shall be paid by wire transfer of funds to Ariel’s account in accordance with written instructions provided by Ariel.

8.8.           VAT; Withholding and Similar Taxes.  All amounts to be paid to Ariel pursuant to this Agreement are inclusive of Value Added Tax provided they are transferred to directly from the USA to Ariel’s Israeli bank account.,.If applicable laws require that taxes be withheld from any amounts due to Ariel under this Agreement, the Company shall (a) notify Ariel of such intended deduction, (b) deduct these taxes from the remittable amount if no permit is provided by Ariel, (c) pay the taxes to the proper taxing authority, and (d) promptly deliver to Ariel a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9.           Confidential Information

9.1           Confidentiality.

9.1.1. Ariel Confidential Information.  The Company agrees that, unless a Title Transfer under Section 3.2 was executed, without the prior written consent of Ariel for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Ariel Confidential Information (as defined below) other than for the purposes of this Agreement.  The Company shall treat such Ariel Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. The Company may disclose Ariel Confidential Information only to employees and consultants of the Company, Affiliates and/or of its Sublicensees who have a “need to know” such information in order to enable the Company to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Ariel Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Ariel, AU or any of their employees, researchers or students to the Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Ariel, AU or any of their employees, researchers or students, as evidenced by the Company’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to Ariel, or AU with respect to such information;  (iv) is independently developed by the Company without the use of or reference to Ariel Confidential Information, as demonstrated by documentary evidence; or (v) is required to be disclosed pursuant to applicable securities laws and regulations . For the avoidance of doubt Ariel Confidential Information shall also include the Ariel Technology.

9.1.2. The Company Confidential Information.

Ariel agrees that, without the prior written consent of the Company for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use the Company Confidential Information (as defined below) other than for the purposes of this Agreement.  Ariel shall treat the Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Ariel may disclose the Company Confidential Information only to employees and consultants of Ariel or of its Affiliates who have a “need to know” such information in order to enable Ariel to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential that is disclosed to Ariel by or on behalf of Licensee in writing , or in the case of a Title Transfer pursuant to Section 3.2 any scientific, technical, trade or business information relating the Ariel technology that was transferred, except to the extent such information: (i) was known to Ariel or AU at the time it was disclosed, other than by previous disclosure by or on behalf of the Company as evidenced by Ariel or AU written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Ariel or AU by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by Ariel or AU without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence. In order to avoid doubt, Ariel shall have the right to disclose Company Confidential Information to the extent required to enforce its rights herein.

        9.1.3.           Disclosure of Agreement.  Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.1.3, the parties will inform each other  regarding such disclosure.  . Ariel may disclose the terms of this Agreement to third parties for the purpose of evaluating royalty monetization and to the extent necessary to enable Ariel to grant rights under any technology not licensed herein and to members of the AU Team and/or other researchers at AU who were/will be involved in the development of the Ariel Technology, and to their respective legal or financial advisers under terms of a written confidentiality agreement substantially similar to the terms of Section 9.1.2 above.

The Company may disclose the terms of this Agreement to its advisors and/or potential and/or current investors, under terms of a written confidentiality agreement substantially similar to the terms of Section 9.1.2 above.

9.1.4.              Publicity.  The Company and Ariel may publicly disclose the existence of the Agreement in a mutually acceptable disclosure format.

 9.2.                Academic Publications.  The Principal Investigator and R&D Manager and other members of the AU Team shall have the right to publish the Ariel Technology in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

9.2.1.          No later than thirty (30) business  days prior to submission for publication of any scientific articles, abstracts or papers concerning the Ariel Technology and prior to the presentation of the same at any scientific symposia, the Principal Investigator shall send the Company a written copy of the material to be so submitted or presented, and shall allow the Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought and whether such publication includes Company Confidential Information. ]

9.2.2.           The Company shall provide its written comments with respect to such publication or presentation within thirty (30) business  days following its receipt of such written material. If the Company does not provide written comments within the thirty (30) days set forth above, it shall be deemed to have approved such proposed publication or presentation.

9.2.3.           If the Company, in its written comments, identifies material for which patent protection should be sought or wishes to delay the publication for specific business reasons , then the Principal Investigator shall delay the submission of such publication or presentation for a further period of up to ninety (90) business  days from the receipt of such written comments to enable Ariel to make the necessary patent filings in accordance with Section 4.

9.2.4  If the Company, in its written comments, identifies Company Confidential Information in the material to be published, such Company Confidential Information shall be removed by the Principal Investigator or such other member of the AU Team prior to publication.

9.2.5  After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, the Principal Investigator shall not have to resubmit any such information for re-approval- of the publication in accordance to 9.2.1, should it be republished or publicly disclosed in another form.

10.           Enforcement of Patent Rights.

10.1.           Notice.  In the event either party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of the Ariel Patents (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement

10.2.           Suit by the Company.  The Company or any of its Sublicensees, pursuant to any Sublicense Agreement, shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Should the Company or any Sublicensee elect to bring suit against an infringer and Ariel is joined as party plaintiff in any such suit, Ariel shall have the right to approve the counsel selected by the Company or any Sublicensee to represent the parties, such approval not to be unreasonably withheld.  The expenses of such suit or suits that the Company or Sublicensees elects to bring, including any expenses of Ariel incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Company or Sublicensees and the Company and Sublicensees shall hold Ariel free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. The Company or Sublicensees shall not compromise or settle such litigation without the prior written consent of Ariel, which consent shall not be unreasonably withheld or delayed.  In the event the Company or Sublicensees exercises its right to sue pursuant to this Section 10.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit.  If, after such reimbursement, any funds shall remain from said recovery, then Ariel shall receive an amount equal to 15% of such funds and the remaining 85% of such funds shall be retained by the Company and or Sublicensee.

10.3.           Suit by Ariel.  If the Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) business days after receipt of notice to the Company by Ariel of the existence of an Infringement, Ariel may elect to do so.  Should Ariel elect to bring suit against an infringer and the Company is joined as party plaintiff in any such suit, the Company shall have the right to approve the counsel selected by Ariel to represent the Parties, such approval not to be unreasonably withheld.  The expenses of such suit or suits that Ariel elects to bring, including any expenses of the Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Ariel, as the case may be, and Ariel shall hold the Company free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.  In the event Ariel exercises its right to sue pursuant to this Section 10.3, then the Company shall receive 15%  of any sums recovered in such suit or in settlement thereof and the remaining 85% shall be retained by Ariel

10.4.           Own Counsel.  Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party for Infringement.

10.5.           Cooperation.  Each party agrees to cooperate fully (including lending its name to such action if requested, or required by law) in any action under this Section 10 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

10.6.           Standing.  If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party.  If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

11.           Representation; Warranties; Limitation of Liability.

11.2           Warranty of the Company. The Company warrants that it will comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, and national laws and regulations relating to the development, manufacture, use, and sale of Products.

11.3 Ariel warrants that it has full and unrestricted right to enter into the Agreement and grant the Licenses granted hereunder.

11.4     Disclaimer. ARIEL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ARIEL TECHNOLOGY. AMONG OTHER THINGS, ARIEL DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY:

(A)       AS TO THE NOVELTY OR THE COMMERCIAL VALUE OF THE ARIEL TECHNOLOGY (OR ANY PART THEREOF);

                (B)       AS TO THE VALIDITY OR SCOPE OF THE ARIEL PATENTS;

(C)       OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

               (D)       THAT THE ARIEL TECHNOLOGY MAY BE EXPLOITED OR USED WITHOUT INFRINGING OTHER PATENTS OR INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.5.              Limitation of Liability.  Ariel shall not be liable to the Company with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services

12.           Indemnification

12.1           Indemnity. The Company shall indemnify, defend, and hold harmless Ariel, AU, their Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Ariel Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ariel Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) under any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) resulting from or arising out of the practice or use of any of the Ariel Technology (or any part thereof) by the Company, its Affiliates or any of their Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ariel to the Company under this Agreement and/or regarding any breach of this Agreement by Company, Affiliates and/or Sublicensesegarding h other ial Information to the extent required to enforce its rights herein. hופי. באותה מכירה ן המשתתפים בתונית זו צדד.

12.2           Procedures.  If any Ariel Indemnitee receives notice of any Claim, such Ariel Indemnitee shall, as promptly as is reasonably possible, give the Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Company to respond to or to defend the Ariel Indemnitee against such Claim.  Ariel and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Ariel Indemnitee, be entitled to and shall assume the defense or represent the interests of the Ariel Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ariel Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Ariel Indemnitee, such consent not to be unreasonably withheld.  Nothing herein shall prevent the Ariel Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

12.3.           The Company shall maintain or cause to be maintained insurance that is reasonably adequate to fulfill any potential obligation to the Ariel Indemnitees under this Section 12, taking into consideration, among other things, the nature of the products or services commercialized.  Such insurance shall be obtained from a reputable insurance company. Ariel and AU shall be added as co-insured parties under such insurance policy. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies).  The Company shall provide Ariel, upon request, with written evidence of such insurance.  The Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which the Company or any Sublicensee continues to make, use, or sell Products, and thereafter for a period of seven (7) years or a later period if the statute of limitations in any country Company operated in, is longer.

13.           Term and Termination.

13.1.           Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect until the expiration of all payment obligations of the Company to Ariel pursuant to this Agreement.

13.2.           Effect of Expiration.  Following the expiration of this Agreement pursuant to Section 13.1 (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4 shall apply), (a) the Company shall have a fully-paid up, nonexclusive, worldwide license (with the right to grant sublicenses) under the Ariel Technology to make, use, offer to sell, sell,  and import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and, (b) only if  a Title transfer according to Section 3.2 was not executed,  then Ariel shall be free to use the Ariel Technology to make, use, offer to sell, sell, and import, otherwise transfer physical possession of or otherwise transfer title to Products and to grant others licenses to do the same, without accounting to the Company.

13.3.           Termination.

3.3.1.           Termination Without Cause. The Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to Ariel, In that case, Ariel will reimburse the Company with any unused and unobligated Research Funds, based on the R&D Manager report.

13.3.2.                      Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. For the avoidance of doubt, it is expressly agreed that breach of a payment obligation under the Agreement by the Company shall be deemed to be a material breach of this Agreement and subject to the foregoing provisions.

13.3.3.                      Bankruptcy.  Either party may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.3.4. Termination by Ariel upon Challenge to Validity of Patents.

(i) By the Company or its Affiliates. In addition to the above, Ariel shall be entitled to terminate this Agreement immediately by providing written notice to the Company upon a claim by the Company or its Affiliate, made in any forum, claiming that one or more of the Ariel Patents are invalid or unenforceable

(ii) By Sublicensees. A claim by a Sublicensee, made in any forum, claiming that one or more of the Ariel Patents are invalid or unenforceable shall constitute a breach of this Agreement and the Company shall be obligated to take all action available to it to cause such Sublicensee to withdraw its challenge, or else terminate the Sublicense with such Sublicensee. In the event that the Sublicensee does not withdraw its challenge within thirty (30) business days of the date the Company first received notice of such claim, the Company shall be obligated to terminate the Sublicense agreement with such Sublicensee immediately. In addition the Company shall bear all costs incurred by the Company or by Ariel in defending the Ariel Patents against such claims.

        13.4.              Effect of Termination.

13.4.1.              Termination of Rights.  Upon termination by the Company pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 hereof or by Ariel pursuant to Sections 6.513.3.2, 13.3.3, 13.3.4 and only if a Title Transfer according to section 3.2 was not executed, hereof: (a) the rights and licenses granted to the Company under Section 5 shall terminate; (b) all rights in and to the Ariel Technology shall revert to Ariel, and the Company, its Affiliates and/or its Sublicensees shall not be entitled to make any further use whatsoever of or practice the Ariel Technology, nor shall the Company, its Affiliates and/or its Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and (c) any existing Sublicense shall terminate; provided, however, that Ariel shall be entitled, but not obliged, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Ariel which are not included in this Agreement.

13.4.2.              Accruing Obligations.  Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination. Without limiting the generality of the foregoing, the Company shall be obligated to pay all patent related expenses with respect to patent activities occurred prior to the termination date.

13.4.3.                      Transfer of Regulatory Filings and Know How.  In the event the Company terminates this Agreement pursuant to Section 13.3.1 or Ariel terminates this Agreement pursuant to Section 6.5, 13.3.2, 13.3.3 , or 13.3.4, and a Title Transfer pursuant to section 3.2 did not occur: (i) the Company shall assign and transfer to Ariel: (i) all documents and other materials filed by or on behalf of the Company, its Affiliates and/or its Sublicensees with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Products; and (ii) the Company shall Grant to Ariel a royalty free (subject to this section 13.4.3 below) non-exclusive, sublicensable license in all intellectual property, Know-how, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of the Company, its Affiliates and/or its Sublicensees which relate directly to actual or potential Products, (the "Company IP").

13.5.           Survival.  The parties’ respective rights, obligations and duties under Sections 3 (Title), 7 (Consideration for Grant of License), 8 (Reports; Payments; and Records), 9 (Confidential Information), 11 (Representation; Warranties; Limitation of Liability), 12 (Indemnification), 13.2 (Effect of Expiration), 13.4 (Effect of Termination), 14.2 (Publicity Restrictions), 14.3 (Notices) and 14.4 (Governing Law and Jurisdiction), as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.           Miscellaneous.

14.1.           Entire Agreement.  This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

14.2.           Publicity Restrictions.  Subject to Section 9.1.3, the Company and its Sublicensees shall not use the name or logo of Ariel, AU or any of their trustees, officers, faculty, researchers, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ariel.

14.3.           Notices.  Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or overnight recognized courier providing proof of delivery, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to the Company:	BioLabMart Inc. C/O Jonah Meer 50 Battery Pl, #7F New York, NY 10280 With copy to: Ido Merfeld Gilboa 153, Nirit Israel

If to Ariel:	Ariel University R&D Co. Ltd.. Ariel University Ariel 40700 Israel Attn: CEO

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) on the business day after delivery, if sent by overnight recognized courier providing proof of delivery. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4.           Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent.  The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Central District, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Ariel may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

14.5.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6.           Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, (including via facsimile or electronically via PDF), each of which shall be deemed an original but all of which together shall constitute one in the same instrument and which shall be deemed an original.

14.8.           Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by both parties or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

 14.9.           No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

14.10.           Assignment and Successors.  The Company will not be entitled to assign or encumber all or any of its rights or obligations under this Agreement to any other entity (other than to an Affiliate of the Company) without the prior written consent of Ariel. Notwithstanding the foregoing, the Company shall be entitled to assign as a whole its entire rights and obligations under this Agreement to a successor entity in a merger or acquisition transaction, provided that (i) the assignee undertakes in writing to assume and perform all of the Company's obligations under this Agreement, and (ii) Ariel shall not, as a result of such assignment, be subject to any additional financial or legal obligation that would not have applied to Ariel but for such assignment, including without limitation, any additional tax, impost, fee or deduction on payments made to Ariel pursuant to this Agreement.

14.11.           Force Majeure.  Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, earthquake, hurricane, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12.           Interpretation.  The parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.13.           Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ariel University R&D Co., Ltd. By: /s/Larry Loev Name:Larry Loev Title: CEO By:/s/Yitshak Francis Name: Yitshak Francis Title: Director Business Development	BioLabMart Inc. By:/s/ Jonah Meer Name: Jonah Meer Title: CEO

I have read this agreement and agree to its contents
/s/Danny Baranes	/s/Liat Hammer
Prof. Danny Baranes	Dr. Liat Hammer